                                                                   Exhibit 10.11


                                                                6 February, 1997

                             MEMORANDUM OF AGREEMENT
                               CONTRACT YEAR 1997

This MEMORANDUM OF AGREEMENT is made pursuant to the Memorandum dated 2nd August 1996, signed between the Nakornthai Strip Mill Public Company Limited, Thailand (hereinafter called "Buyer") and MMTC Limited, New Delhi, India (hereinafter called "Sellers").

      Legend: "Contract Year" means the period of 12 months commencing on lst January in any year and ending on 31st December of the same year. Buyers and Sellers have mutually agreed to the following:

1. Price:

The FOB price and unit price applicable to Iron ore fines to be delivered in the Contract Year 1997 shall be as follows:

                                       Ex-Mormugao/Panjim       Ex-Madras

         Fe Basis                                66%                 66%
                                              -----               -----
         FOB Price (US $ per DMT) :           17.45               17.87
                                              -----               -----
         Unit price (USC per DMTU) :          26.44               27.08
                                              -----               -----

2. Quantity:

The quantity to be delivered during the Contract Year 1997 shall be 80,000 MT~100,000 MT between September 1997 to December 1997.

3. Delivery Schedule:

Seller will give a stem confirmation 2 months in advance before commencement of each quarter. The exact shipment schedule would be confirmed by the Buyer, 45 days before commencement of each quarter.

4. Shipping:

Seller will, as far as possible, sell the cargo to Buyer on C&F basis making use of Indian bottoms. In case sea freight offered by Seller is not competitive, Buyer will be free to contract on FOB basis. Before finalisation of contract of affreightment (C.O.A), Buyer shall give an opportunity to the Seller to match the rates so that use of Indian bottoms is maximised. Occasionally, to accommodate the Buyer, shipments could be effected from Madras Port, when Mormugao Port is closed for fines shipments. Shipments during September to May shall be effected from Mormugao / Panjim Port only.

5. OTHER TERMS & CONDITIONS:

Detailed terms and conditions shall be as per the Sale Contract MMTC/97/IOS/500 Dated 6th February 1997 between the Buyer and Seller.

/s/ [ILLEGIBLE]

For Nakornthai Strip Mill Public Co. Ltd.,
Thailand

                            CONT.NO.MMTC/97/IOS/ 500

BUYER:  M/s Nakornthai Strip Mill Public   SELLER:   MMTC LIMITED,
        Company Limited.                             Core 1, Scope Complex,
        Chonburi Industrial Estate (Bowin)           7, Institutional Area, Lodi
        358 Moo 6, Highway 331, Bowin,                    Road,
        Sriracha, Chonburi 20230 Thailand.           New Delhi - 110 003 (India)
        FAX # 6638 345696, 375                       TLX: 3161045 MMTC IN
        TEL # 6638 345689 -92                        FAX: 4364106 / 4360365
                                                     TEL: 011-4362200

Whereas a Memorandum of Agreement (hereinafter called "MOA") dated 2nd August 1996 has been signed between the Nakornthai Strip Mill Public Company Limited, Thailand (hereinafter called "Buyer") and MMTC Limited, New Delhi, India (hereinafter called "Seller"), for supply of iron ore from India, with the provision that the actual tonnage to be delivered shall be mutually agreed at the time of price negotiation for each Contract Year between Buyer and Seller.

            Legend: "Contract Year" means the period of 12 months commencing on 1st

            January in any year and ending on 31st December of the same year.

Whereas, another Memorandum of Agreement dated 6 February 1997(hereinafter called "MOA-CY97) has been signed between Buyer and Seller for supply of iron ore for Contract Year 1997.

This contract is made by and between the Buyer and Seller, this 6th February 1997, whereby the Buyer agrees to buy and the Seller agrees to sell the undermentioned goods for their use in Thailand on the terms and conditions stated below:

CLAUSE 1 NAME OF COMMODITY       : Iron Ore Fines
         -----------------
         COUNTRY OF ORIGIN       : India
         PORT (S) OF LOADING     : Mormugao/Madras
         PORT OF DESTINATION     : SRIRACHA PORT, Thailand Or KaoSichang

CLAUSE 2 DELIVERY PERIOD AND QUANTITY

Seller shall deliver to Buyer and Buyer shall purchase from Seller, ore in the annual tonnage which is mentioned in above said MOA, for each of the Contract Years 1997 through 2001 both inclusive.

The actual tonnage to be delivered shall be mutually agreed at the time of price negotiation for each year between Seller and Buyer.

CLAUSE 3 SPECIFICATIONS

            CHEMICAL
            Fe                                 66% Basis 65% Min.
            A12o3                              2% Max.
            Sio2                               3% Max.
            P                                  0.06% Max.
            S                                  0.02%
            Pb                                 Traces
            Zn                                 Traces
            Cu                                 Traces


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            MOISTURE                           10% Max
            PHYSICAL    SIZE  :0-10mm
                                         Above    10mm         5% Max.
                                         Below    10mm        95% Min.

CLAUSE 4 PRICE

            1.The prices per dry metric ton, F.O.B., stowed, sea worthy trimmed in US Dollars shall be fixed each Contract Year through mutual negotiation.

            2.The prices to be applied to Ore to be delivered in each Contract Year shall be discussed and determined by the commencement of each contract year.

CLAUSE 5 BONUS AND PENALTY

            A)    For Fe Content

                  In respect of each shipment of iron ore which does not meet the Fe specifications set forth in clause 3 the base price referred to in clause 4 shall be adjusted in accordance with Fe content as determined pursuant to the provisions of clause 9 as follows:

                  Bonus

                  The base price shall be increased by single prorata of the price as per clause 4 for each 1% Fe above 66%, fraction prorata.

                  Penalty

                  The base price shall be decreased by single prorata of the price as per clause 4 for each 1% Fe below 66%, fraction prorata up to 65%.

                  The base price shall be decreased by double prorata of the price as per clause 4 for each 1 % Fe below 65%, fraction prorata.

            B)    For Silica

                  Bonus

                  At the rate of 5(five) US Cents per dry metric tonne for each 1.0% Silica below 3%, fraction prorata.

                  Penalty

                  At the rate of 5(five) US Cents per dry metric tonne for each 1.0% Silica above 3%, fraction prorata.

            C)    For Alumina

                  Bonus

                        At the rate of 5 (five) US Cents per dry metric tonne for each 1.0% Alumina below 2%, fraction prorata.

                  Penalty

                        At the rate of 5(five) US Cents per dry metric tonne for each 1.0% Alumina above 2%, fraction prorata.


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            D)    For other elements

                  If the shipment does not meet any of the chemical specifications other than Fe, Silica and Alumina, provided in clause 3 as finally determined in accordance with the provisions of the clause 9, the base price shall be increased/decreased as follows fraction prorata.

                  i)    For excess Phosphorus

                        At the rate of 5(five) US Cents per dry metric tonne for each 0.01 % in excess of 0.06%.

                  ii)   For excess Sulphur

                        At the rate of 5(five) US Cents per dry metric tonne for each 0.01% in excess of 0.02%.

            E)    SIZE PENALTY

                  US$ 0.50 PER MT on natural basis fraction prorata shall be applied to the quantities of fines above 10mm in excess of 5%.

            F)    MOISTURE

                  If free moisture loss at 105 degrees centigrade as finally determined pursuant to the provisions of clause 9 exceed the guaranteed maximum referred to in clause 3, seller shall pay buyer; half of the actual freight attributable to moisture content over 10% up to 11% including 11% and full actual freight attributable to moisture over 11 % for fines.

CLAUSE 6 PAYMENT

      An acceptable commercial letter of credit in US Currency will be opened by the Buyer in favour of the Seller with the State Bank of India, Vasco-da-gama, Post Box No.40, Cable: THISTLE GOA, TLX #.191233 SBI IN, FAX #. 083451 (for shipments from Mormugao/Panjim) and State Bank of India, Overseas Branch, 39, Rajaji Salai, Post Box No.5081, Madras-600001, Cable:OSBRAN Tlx:041-7718 OSBR, 7759 OSOB, 6822 SBOM (for shipments from Madras). Letter of Credit will be established covering 100% (with tolerance of 10% more) of the goods of shipment with validity of 90 days to be extended if necessary. The Letter of Credit would be unrestricted, without recourse to drawer, confirmed, irrevocable, in favour of Seller reimbursable through T.T. Charges attendant to the opening, amending and extending the letter of credit and any other charges levied by the bank outside India shall be to the account of the Buyers. All charges levied by the Bank in India would be to Seller's account. No confirmation is required if the L/C is opened from a first class International Bank like Deutch Bank. In case L/C is not opened, Buyer can wire transfer 100% of sale value four (4) weeks prior to commencement of laydays. Load port results shall be final in all respects. Payment would not be stopped in case of clerical errors, spelling mistakes and technical discrepancies in the documents.

CLAUSE 7 DOCUMENTS

            Seller shall provide buyer through negotiating and opening banks after reimbursement of sale proceeds with the following documents:

            A) Complete set of "Clean on Board" shipped Bill of Lading made out to order, blank endorsed marked "freight payable as per charter party" notifying at the port of destination.


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            B)    Five (5) copies of invoice covering 100% value of the goods
                  (One original and four copies) indicating the contract number, UC number, name of carrying vessel.

            C) Copy of telegram or telex advising shipment according to clause 12 of this contract.

            D) Certificate of Quality and Certificate of Weight of contracted goods in five copies(One original and four copies) each issued by qualified assayer at loading port. Certificate of quality to show actual result of the test of chemical composition and all other tests called for in this contract.

            E) Weight Certificate (One original and four copies) for issued by qualified surveyor at loading port

            Above documents to be distributed as under:

            To the negotiating bank (original), A.3 (original), B.3 (One original and two copies), C.3 copies, D.3 copies(One original and two copies), E.3 (One original and two copies).

            To be sent to the Buyers at port of destination. A.2 non-negotiable copies, B.2 copies, C.2 copies, D.2 copies, E.2 copies(all nonnegotiable copies).

CLAUSE 8 WEIGHING

            Upon completion of loading of the cargo a surveyor duly appointed by the seller (in the presence of Captain of the vessel) would ascertain by draft survey for the quantity of fines at loading port in accordance with the international practice and will issue a weight certificate which shall be final. The final dry weight shall be calculated by deducting the moisture content determined as per sampling and analysis certificate issued by the assayer at loading port.

CLAUSE 9 SAMPLING AND ANALYSIS

            A) A sample will be drawn according to International rules and practices at the loading port at the time of loading by one of the following analysts appointed by the Sellers and approved by the Buyers.

                  i)    M/s S.G.S. India Ltd.,
                  ii)   M/s Mitra S. K. Pvt.Ltd.,
                  iii)  M/s Itlab Pvt. Ltd.

            B) One sample so drawn will be divided into four parts sealed conjointly with the Buyer's representative if appointed. The Buyers have the right to appoint their representative at their own expense to supervise sampling.

            C) The first sample will be used for analysis, the second and third sample will be kept with the sellers and the buyers or their representative respectively and the fourth sample will be kept with the sampling firm. The certificates will also contain a report on mechanical composition of the ore. Loading port result would be final for all purposes.


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

CLAUSE (10) SHIPPING PROGRAMME:

      1. Seller shall furnish Buyer for approval thereof with a provisional quarterly shipping programme for each Contract Year not later than sixty (60) days before the commencement of the contract year.

      2. Seller shall notify Buyer of a definite quarterly shipping programme which includes provisional monthly programme not later than forty-five (45) days before the commencement of each quarter.

            Such definite quarterly shipping programme, however, shall not deviate much from the provisional quarterly shipping programme indicated in accordance with Paragraph (1) hereinabove.

      3. Seller shall notify Buyer of a monthly shipping programme not later than forty-five (45) days before the commencement of each month.

            However, such monthly shipping programme shall be, in principle, on even spread basis of a definite quarterly shipping programme indicated in accordance with Paragraph (2) hereinabove.

CLAUSE (11) CHARTERING AND ALLOCATION OF VESSELS:

      1. Vessels to carry ore under this contract shall be chartered and allocated by Buyer (or Seller depending upon competitiveness).

      2. The vessels' holds shall be clean and free of foreign materials which might result in admixture and/or contamination of Ore.

      3. Buyer shall advise Seller of the vessels' allocation programme for each month of the quarter not later than forty-five (45) days before the commencement of each quarter based on the definite shipping programme notified by Seller in accordance with Paragraph (2) of Clause (10). Such allocation programme shall include the number of vessels, rough quantity to be loaded and approximate arrival position, namely, early or mid or end of the month.

      4. Buyer shall notify seller of monthly vessels' allocation programme together with the name of vessel, the quantity to be loaded (ten) 10 percent more or less at ship's option, the Expected Time of Arrival of each vessel at the loading port and estimated loaded draft not later than thirty (30) days before the commencement of each month to get Seller's confirmation to be given promptly. Buyer shall also notify Seller of details of vessel including GA plan, air draft etc.

      5. While furnishing allocation programme and nominations under Paragraph (3) and (4) above, Buyer shall make best efforts to ensure that vessels arrive at evenly spaced intervals.

      6. Buyer shall declare to Seller laydays of 7 - 10 days spread for each vessel not later than twenty (20) days prior to the ETA of each vessel at the loading port.

      7. Buyer shall arrange that the vessel's crew open and close the hatches and remove and replace the hatch beams as necessary for the loading at vessel's risk and expense.

      8. In the event of any change being made in the vessel's allocation programme, Buyer shall advise Seller for their confirmation each time such change takes place at least fifteen (15) days prior to the arrival of the vessel.


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      9.    Buyer shall arrange that the Master of the vessel gives to the
            Regional Office, the MMTC Ltd., Goa/Madras, as the case may be, three notices of the ETA of the vessel at the loading port; the first notice to be given five (5) days prior to the ETA of the vessel along with the stowage plan, the second to be given forty-eight (48) hours prior to the ETA and the third to be given twenty-four (24) hours prior to the ETA. In the last notice, the Master shall advise the approximate quantity of ore required to be loaded within the tolerance agreed for the vessel.

CLAUSE 12 LOADING TERMS

            A) Seller shall deliver to Buyer in bulk, seaworthy trimmed, alongside Seller's wharf vessel being always afloat to maximum permissible draft, when fully loaded at the place of loading.

            B) Seller shall load ore aboard the vessel at the following rates per weather working day of twenty four (24) consecutive hours Saturdays, Sundays and Holidays included.

                  Normally, the shipping or iron ore fines will be done from the port of Mormugao/Panjim, but occasionally, ore fines could be shipped from Madras, specially during the rainy seasons, to accommodate the Buyer.

            For Mormugao Port:

            Loading at Berth No.9 or Transhipper Vessels will be at the option of the Seller

            (1) At Berth No.9: Marmugao Outer Harbour:

            For vessels of or over 30000 DWT up to 35000 DWT       15,000 WMT
            For vessels over 35,000 DWT                            20,000 WMT

            (II) Loading rate by Transhipper vessel

            For vessel of or over 30000 DWT up to 35000 DWF        10,000 WMT
            For vessels over 35000 DWT                             12,000 WMT

            Seller will have the option to load the vessels from Panjim Port (Near Marmugao) using transhipper vessel (T.V)

            For Madras Outer Harbour.

            For vessels of or over 30000 DWT up to 35000 DWT       15,000 WMT
            For vessels over 35,000 DWT up to 40000 DWT            20,000 WMT
            For vessels over 40000 DWT up to 50,000 DWT            30,500 WMT
            For vessels over 50000 DWT up to 80,000 DWT            35,600 WMT

            C) Notice of readiness to load shall be tendered with clean holds, hatch open and ready in all respect to load at any time after vessel has arrived at loading port whether in berth or not. If the vessel is not in free pratique on arrival at the berth due to causes attributable to the vessel, then a new notice of readiness shall be tendered.

                  Laytime for loading shall commence 12 running hours after tendering of notice of readiness unless used, in which case, actual time used to count. In case loading has to be interrupted


                                      -7-
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                  due to reasons of responsibility of the vessel, such time lost shall not count as laytime. Stoppage of loading due to breakdown of the ore loading plant shall not be counted as laytime.

            D)    DEMURRAGE/DESPATCH

                  Demurrage/despatch at the loading port shall be calculated in accordance with following schedule:

     Size of vessel          Demurrage per 24 hours day
     --------------          (prorata or part)

     Up to 35,000 DWT           US$ 3,000
     Over 35,000 DWT            US$ 5,000

            Despatch rate will be half of the demurrage rate. Any time necessarily required by a vessel with draft, when fully loaded up to permissible draft, at the place of loading, at the port of Mormugao / Panjim / Madras, after completion of loading, the wait for the tide before sailing from seller's wharf shall be counted as time used in calculating demurrage / despatch money.

CLAUSE 13 ADVISE OF SHIPMENT

            Seller shall, upon completion of loading, advise Buyer within one working day by cable/telex/fax of the contract number, name of vessel, name of commodity, approximate invoice value, gross weight and loading date.

CLAUSE 14 INSURANCE

            To be covered by Buyer from the time ore is loaded on board the vessel. For this purpose Seller shall advise buyer by cable/telex/fax before the loading of the vessel starts and immediately after completion of the loading of the particulars as called for in Clause 13 of this contract.

CLAUSE 15 FORCE MAJEURE

            If at any time during the existence of this contract either party is unable to perform whole or in part any obligation under this contract, because of war, hostility, military operation of any character, civil commotions, sabotage, quarantine restriction, acts of Government, fire, floods, explosions, epidemics, strikes or other labour trouble affecting either or all aspects of mining, transportation of ore, port/shipment operations etc, embargoes, then the date of fulfillment of any obligation shall be postponed during the time when such circumstances are operative.

            Any waiver/extension of time in respect of the delivery of any installment or part of the goods shall not be deemed to be waiver/extension of time in respect of the remaining deliveries. If operation of such circumstances exceeds three months, either party will have the right to refuse further performance of the contract in which case neither party shall have the right to claim eventual damages. The party which is unable to fulfill its obligations under the present contract must within 15 days of occurrence of any of the causes mentioned in this clause shall inform the other party of the existence of the termination of the circumstances preventing the performance of the contract. Certificate issued by a Chamber of Commerce or any other competent authority connected with the cause in the country of the Seller or the Buyer shall be sufficient proof of the


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            existence of the above circumstances and their duration.
            Non-availability of material will not be an excuse to the Sellers for not performing their obligations under this contract.

CLAUSE 16 DISPUTES

            Any dispute between Seller & Buyer which cannot be settled by mutual accord shall be referred to arbitration.

            Arbitration shall be conducted on the basis of the Rules of Conciliation and Arbitration of the International Chamber of Commerce, Paris. The court of Arbitration will consist of three members, one appointee by each party within 1 (one) month and the third selected by the two arbitrators so appointed within 2 (two) weeks. If the party fails to name its arbitrator within the designated time, or if the two arbitrators are unable within 2 (two) weeks to agree on a third arbitrator, the arbitrator or arbitrators in question shall be appointed in accordance with the Provisions of the Rules of Conciliation and Arbitration of International Chamber of Commerce.

            The venue of the Court of Arbitration shall be Singapore.

            The arbitration award shall be enforceable by the courts of the country of India or Thailand, as the case may be.

            The award shall indicate how to distribute arbitrators' fees and arbitration expenses between the parties.

            The Court of Arbitration shall make its award exclusively on the basis of this Contract.

CLAUSE 17 SPECIAL CONDITION

            It is expressly understood and agreed by and between the buyer and MMTC that MMTC is entering into this agreement solely in its own behalf and not on behalf of any other person or entity. In particular it is expressly understood and agreed that the Government of India is not a party to this agreement and has no liabilities, obligations or rights hereunder. It is expressly understood and agreed that MMTC is an independent legal entity with power and authority to enter into contracts solely on its own behalf under the applicable laws of India and general principles of contract law. The Buyer expressly agrees, acknowledges and understands that MMTC is not an agent, representative or delegate of the Government of India. It is further understood and agreed that the Government of India is not and shall not be liable for any acts, omissions, commissions, breaches or other wrongs arising out of the contract.

            Accordingly, (The parties) hereby expressly waives, releases and foregoes any and all actions or claims including cross-claims, impleader claims or counterclaims against the Government of India arising out of this contract and convenants not to sue the Government of India as to any manner, claim, cause of action or thing whatsoever arising of or under this contract.

CLAUSE 18 TITLE AND RISK

            The Title with respect to each shipment shall pass from Seller to the Buyers when Seller receives reimbursement of the proceeds from the opening bank through the negotiating bank against the relative shipping documents as set forth in Clause 7 after completion of loading on board the vessel at Mormugao/Panjim/Madras, with effect retrospective to the time of delivery of ore. In


                                      -9-
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            case of advance wire transfer of 100% sale value, title for such shipment shall pass from Seller to the Buyer on completion of loading.

            All Risk of loss, damage or destruction to the goods shall pass from Seller to Buyer when goods pass ship's rail at the loading port, as they are progressively loaded into the vessel.

CLAUSE 19 LOSS OF CARGO

            In the event of partial loss of cargo, the Bill of Lading weight and the analysis carried out by Buyer on the cargo discharged shall be treated as final and shall form the basis of final invoicing and payment. In the event of total loss of cargo, the analysis and the weight as determined at the Loading port shall be treated as final and shall be used for final invoicing and payment.

CLAUSE 20 AMENDMENT OF THE CONTRACT

            Any amendment or modification to this contract shall be made in writing and subject to confirmation by the contracting parties.

CLAUSE 21 NOTICES

            All communications referred to in this contract shall be in writing and will be sent by registered airmail and/or by telex, cable, fax, on the address as follows:

                  MMTC LIMITED,
                  Core no.1, Scope Complex,
                  7, Institutional area, Lodi Road,
                  New Delhi-110 003.

                  CABLE : EMEMTICIORE NEW DELHI
                  TELEX : 031-61045 MMTC IN
                  FAX: 4364106/4360365

                  MMTC LIMITED
                  POST BOX # 37,
                  VASCO-DA-GAMA-403 802 FAX # 91 0834573283
                  TLX # 191 201 CABLE: EM2MT1CI
                                VASCO-DA-GAMA

                  IN witness whereof this contract is made in duplicate at Thailand, on this 6th February 1997 and the duly authorised representatives of the Seller and the Buyer having signed on this day.

                             Retained one copy each.


BUYER  /s/ [ILLEGIBLE]                              SELLER /s/ [ILLEGIBLE]

M/S NAKORNTHAI STRIP MILL PUBLIC CO., LTD.          MMTC LIMITED
BANGKOK THAILAND.                                   NEW DELHI


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